Agreement Regarding Transfer of Properties
                         on 38th Floor, Guomao Building

Parties:    Super Concord Ltd. (Party A)
            ChinaE.com Information Technology Co. Ltd. (Party B)

It is hereby agreed by both parties that Party A will transfer its property (Room 3805- Room 3809, totaling 387.5 square meters) to ChinaE.com Information Technology Co. Ltd., a subsidiary of Intermost Corporation; and Party B agrees to exchange such property with restricted Intermost Corporation OTCBB listed stocks (IMOT).

1.   The details of exchange should be based on the following factors:

     (a)  the  property  is  appraised  at  RMB3.85  million,   US  dollar  -RMB
          conversion rate is 8.3, the property is valued at US$463,200;

     (b) the Party B will issue stocks based on US$347,400, discount factor is set at 0.25;

     (c)  Intermost stock price is set at US$4.5 per share;

     (d)  The total number of stock will be issued to Party A is 77,200 shares.

2. It is further agreed that Party B will continue to its rent to Party A or its appointees until Party A receives the above mentioned stock in full and in its name. Such payment begins on November 1999, with RMB 15,180 per month.

     (a)  Rent rate continues as agreed in previous lease agreement;

     (b) Net rent of RMB 15,180 is payable to Party A, other expenses (utilities, management fee) is payable to Property Management Company;

     (c)  Such payment will be terminated once Party A receives the stocks.

3.   The agreement is effective upon the signing of both parties.

4.   The agreement has tow copies, with each party holds one each.

Signed by:

Super Concord Ltd.


ChinaE.com Information Technology Ltd. Co.


Dated November 30, 1999